    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2002
                           REGISTRATION NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                               EDGAR ONLINE, INC.

             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                  50 WASHINGTON STREET                     13-3781263
     (State or other              NORWALK, CONNECTICUT 06854               (IRS employer
     jurisdiction of                   (203) 852-5666                       identification
     incorporation or        (Address, including zip code, and               number)
      organization)         telephone number, including area code,
                           of registrant's principal executive offices)

                                 MARC STRAUSBERG
                              CHAIRMAN OF THE BOARD
                               EDGAR ONLINE, INC.
                              50 WASHINGTON STREET
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-5666

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                    INCLUDING AREA CODE OF AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                            MITCHELL C. LITTMAN, ESQ.
                             STEVEN D. USLANER, ESQ.
                           LITTMAN KROOKS & ROTH P.C.
                                655 THIRD AVENEUE
                          NEW YORK, NEW YORK 10117-5617
                                 (212) 490-2020

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

    TITLE OF EACH CLASS OF       AMOUNT TO BE      PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED (1)    OFFERING PRICE PER        AGGREGATE        REGISTRATIONS
                                                       SHARE (2)         OFFERING PRICE (1)       FEE(2)
----------------------------     --------------    ------------------    ------------------   -------------
Common Stock ($0.01 par
value per share)                  4,898,724             $3.11              $15,235,031         $1,401.62


(1) Includes 4,458,724 shares held by the selling shareholders named herein and 440,000 shares issuable pursuant to warrants held by certain selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average high and low trading price of the Common Stock reported in the Nasdaq National Market on January 29, 2002 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 PRELIMINARY PROSPECTUS DATED FEBRUARY   , 2002
                              SUBJECT TO COMPLETION

                               EDGAR ONLINE, INC.

                        4,898,724 SHARES OF COMMON STOCK


         This prospectus relates to the public offering, which is not being underwritten, of up to 4,898,724 shares of our common stock which are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders. These shares include 440,000 shares of common stock issuable upon exercise of outstanding warrants held by certain selling stockholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive, however, proceeds from the exercise of warrants of approximately $1,250,000 if all the warrants relating to the shares offered hereby are exercised.

         Our common stock is traded on the Nasdaq National Market under the symbol "EDGR." On January 31, 2002 the last reported sale price for our common stock on the Nasdaq National Market was $3.25 per share.


Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


               The date of this Prospectus is February   , 2002.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

         No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by us with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this prospectus:

         - Our Annual Report on the Form 10-K for the year ended December 31, 2000;

         - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

         - Definitive Proxy Statement relating to our 2001 Annual Meeting filed with the SEC on June 29, 2001; and

         - The description of our Common Stock contained in our Registration Statement No. 000-26071 on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended ("1934 Act"), on May 14, 1999, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents. Such requests should be addressed to the Secretary, EDGAR Online, Inc., 50 Washington Street, Norwalk, Connecticut 06854.

                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes that are incorporated by reference in this prospectus.

EDGAR ONLINE, INC.

         We are an Internet-based provider of business, financial and competitive information about public companies. We also provide Internet-based information and technology solutions to the financial services industry. We derive the information we sell primarily from the SEC's EDGAR (Electronic Data Gathering Analysis and Retrieval) filing system and provide it to corporations, Web sites and individuals on a real-time basis. We enhance raw SEC filings by organizing and processing them into an easily accessible and searchable format and use proprietary software to extract specific information requested by our customers. Our two primary sources of revenue are contracts with corporate customers for customized data and related technology systems and subscribers to our Web site services.

         Sales to corporate customers of extracted data and information systems are the fastest growing segments of our business. These customers purchase our data for use on corporate intranets, private networks and Web sites. Our proprietary data mining technology allows us to provide specific information to our corporate customers, as well as the related technology systems which facilitate the use of such information for their particular business purposes. Our corporate customers include companies in a broad range of industries including financial service organizations, such as The Nasdaq Stock Market, Merrill Lynch and Bank of America, and news service providers, such as Reuters and Standard & Poors. Within these organizations, we tailor our services to various departments including marketing, sales, human resources, financial and legal.

         We believe that EDGAR Online is the preeminent brand for EDGAR-based business, financial and competitive information over the Internet. As of December 31, 2001, we had more than 780,000 registered users, of which 19,300 were paying subscribers. We offer these services through our Web sites, located at www.edgar-online.com, www.ipo-express.com, www.edgarpro.com, www.fd-express.com, and www.freeedgar.com. Revenues from these sites are generated through the sale of subscriptions and other premium services.

         Our goal is to become the leading provider of EDGAR-based business, financial and competitive information and related technology systems. We aim to meet the increasing market demand for information on a real-time, value-added and cost-effective basis, by providing our customers with sophisticated methods of obtaining and using information derived from EDGAR filings and other sources. We strive to maintain EDGAR Online as the most reliable and trusted source of EDGAR-based information for corporate customers and users of our Web services.

         We believe that we have established EDGAR Online as a leading Internet provider of EDGAR-based information. We intend to maintain this leadership position on the Internet and are now beginning to target other existing and emerging technologies to reach new customers. For example, are expanding our sales efforts to news services and data vendors that are using proprietary private networks.

         We are a Delaware corporation and were formed in November 1995 under the name Cybernet Data Systems, Inc. Our executive offices are located at 50 Washington Street, Norwalk, Connecticut 06854 and our telephone number is (203) 852-5666. Information contained on our Web sites does not constitute part of, nor is it incorporated by reference into, this prospectus.

                                  RISK FACTORS

Investing in our Common Stock involves a significant degree of risk. Prospective investors should consider carefully the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our Common Stock.

WE HAVE A LIMITED OPERATING HISTORY AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO INCREASE REVENUES.

As an early stage company in the new and rapidly evolving market for the delivery of financial and business information over the Internet, we face numerous risks and uncertainties in achieving increased revenues. We were incorporated in November 1995 and launched our EDGAR Online Web site in January 1996. Accordingly, we have a limited operating history on which you can evaluate our business and prospects. During this period, we have invested heavily in our proprietary technologies to enable us to carry out our business plan. These expenditures, in advance of revenues, have resulted in operating losses in each of the last three years. In order to be successful, we must increase our revenues from the sale of our services to corporate customers, individual subscription fees and advertising sales. In order to increase our revenues, we must successfully:

         -        implement our marketing plan to (1) increase corporate sales,
                  (2) attract more individual online users to our services and
                  (3) convert visitors to paying subscribers;

         - continue to improve our market position as a commercial provider of information services based on EDGAR filings;

         - maintain our current, and develop new, content distribution relationships with popular Web sites and providers of business and financial information;

         - maintain our current, and increase, advertising revenues by increasing traffic to our Web sites and by increasing the number of advertisers;

         - respond effectively to competitive pressures from other Internet providers of EDGAR content;

         -        continue to develop and upgrade our technology;

         - integrate our acquisition of Financial Information Systems, Inc.; and

         - attract, retain and motivate qualified personnel with Internet experience to serve in various capacities, including IT services, sales and marketing positions.

If we are not successful in addressing these uncertainties through the execution of our business strategy, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE A HISTORY OF LOSSES AND CANNOT ASSURE THAT WE WILL ATTAIN PROFITABILITY.

As of December 31, 2001, we had an accumulated deficit of $30,935,000. We incurred net losses of $2,221,000 for the year ended December 31, 1998, $4,163,000 for the year ended December 31, 1999, $15,237,000 for the year ended December 31, 2000 and $6,788,000 for the year ended December 31, 2001. We expect to continue to incur significant operating costs and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. In addition, if revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially adversely affected. As a result of these and other costs, we may incur operating losses in the future, and we cannot assure you that we will attain profitability.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING.

We currently anticipate that our available cash resources combined with cash generated from operations will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds, however, to fund potential acquisitions, more rapid expansion, to develop new or enhance existing services, to fund payments due to noteholders in connection with our acquisition of Financial Insight Systems, Inc. ("FIS"), or to respond to competitive pressures. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by these financing limitations.

FUTURE ENHANCEMENTS TO THE SEC'S EDGAR SYSTEM MAY ERODE DEMAND FOR OUR SERVICES.

Our future success will depend on our ability to continue to provide value-added services that distinguish our Web sites from the type of EDGAR-information available from the SEC on its Web site. Through its Web site, the SEC provides free access to EDGAR filings on a time-delayed basis of 24 to 72 hours. If the SEC, which has announced that it intends to modernize the EDGAR system, were to make changes to its Web site such as providing (1) free real-time access to EDGAR filings or (2) value-added services comparable to those provided on our Web sites, our business, results of operations and financial condition could be materially adversely affected. Although the SEC recently initiated a non-exclusive pilot program to link its sec.gov Web site to our Web site in order to provide users of the SEC Web site access to real-time filings, there can be no assurance that the SEC will continue this program (which is at the SEC's sole discretion) or that the SEC will not initiate similar programs with other commercial providers of EDGAR-information.

WE FACE INTENSE COMPETITION FROM OTHER PROVIDERS OF BUSINESS AND FINANCIAL INFORMATION.

We compete with many providers of business and financial information, including other Internet companies, for consumers' and advertisers' attention and spending. Because our market poses no substantial barriers to entry, we expect this competition to continue to intensify. The types of companies with which we compete for users and advertisers include:

         - traditional vendors of financial information, such as Disclosure;

         - proprietary information services and Web sites targeted to business, finance and investing needs, including those providing EDGAR content, such as Bloomberg, and LIVEDGAR; and

         -        Web-based providers of free EDGAR information such as 10K
                  Wizard.com.

Our future success will depend on our ability to maintain and enhance our market position by: (1) using technology to add value to raw EDGAR information, (2) keeping our pricing models below those of our competitors, (3) maintaining a strong corporate sales presence in the marketplace and (4) signing high-traffic Web sites to distribution contracts.

Our potential commercial competitors include entities that currently license our content, but which may elect to purchase a real-time EDGAR database feed (called a Level I EDGAR feed) directly from the SEC and use it to create value-added services, similar to services provided by us, for their own use or for sale to others. This risk is particularly serious in light of the fact that the cost of Level I feed has fallen significantly since we started our business. The cost of the feed is now approximately $45,000 per year.

Many of our existing competitors, as well as a number of potential competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to new or emerging technologies and changes in the types of services sought by users of EDGAR-based information, or to devote greater resources to the development, promotion and sale of their services than we can. These competitors and potential competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers and content distribution partners. Our competitors may also develop services that are equal or superior to the services offered by us or that achieve greater market acceptance than our services. In addition, current and prospective competitors may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. If these events occur, they could have a materially adverse effect on our revenue. Increased competition could also result in price reductions, reduced margins or loss of market share, any of which would adversely affect our business, results of operations and financial condition.

WE RISK BEING DELISTED FROM NASDAQ WHICH COULD REDUCE OUR ABILITY TO RAISE
FUNDS.

If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, we would be in violation the continued listing requirements of The Nasdaq Stock Market ("Nasdaq") and we risk the delisting of our shares from Nasdaq.

Delisting from Nasdaq and inclusion of our common stock on the OTC Bulletin Board or similar quotation system could adversely affect the liquidity and price of our common stock and make it more difficult for us to raise additional capital on favorable terms, if at all.

Even if the minimum per share bid price of our common stock is maintained, the Company must also satisfy other listing requirements of the Nasdaq National Market ("NNM"), such as maintaining equity of at least $10 million. Failure to satisfy any of the maintenance requirements could result in our common stock being delisted from the NNM. Although in that event we could apply to list our shares with the Nasdaq SmallCap Market, its delisting from the NNM could adversely affect the liquidity of our common stock. In addition, delisting from the NNM might negatively impact the Company's reputation and, as a consequence, its business.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.

The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may materially and adversely affect the market price of our common stock.

WE MAY NOT BE SUCCESSFUL IN INCREASING BRAND AWARENESS.

Our future success will depend, in part, on our ability to increase the brand awareness of our Web-based customized corporate services. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected. In order to build our brand awareness, we must succeed in our marketing efforts, provide high quality services and increase the number of people who are aware of the services we offer. We have devoted significant funds to expand our sales and marketing efforts as part of our brand-building efforts. These efforts may not be successful.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITES.

Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. To be successful, we must adapt to our rapidly changing market by continually enhancing our existing services and adding new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure to adapt to these changes. Our business could be adversely affected if we were to incur significant costs without generating related revenues or if we cannot adapt rapidly to these changes.

Our business could also be adversely affected if we experience difficulties in introducing new or enhanced services or if these services are not favorably received by users. We may experience technical or other difficulties that could delay or prevent us from introducing new or enhanced services. Furthermore, after these services are introduced, we may discover errors in these services which may require us to significantly modify our software or hardware infrastructure to correct these errors.

WE ARE DEPENDENT ON THE CONTINUED GROWTH OF THE EMERGING MARKET FOR ONLINE BUSINESS AND FINANCIAL INFORMATION.

The success of our business will depend on the growing use of the Internet for the dissemination of business and financial information. The number of individuals and institutions that use the Internet as a primary source of business and financial information may not continue to grow. The market for the distribution of business and financial information, including EDGAR-based content, over the Internet has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic distribution services over the Internet and private networks. As is typical of a rapidly evolving industry, demand and market acceptance for new services are subject to a high level of uncertainty.

Because the market for our products and services is new and rapidly evolving, it is difficult to predict with any certainty what the growth rate, if any, and the ultimate size of this market will be. We cannot be certain that the market for our services will continue to develop or that our services will ever achieve a significant level of market acceptance. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve significant market acceptance, or if pricing becomes subject to considerable competitive pressures, our business, results of operations and financial condition would be materially adversely affected.

MAINTAINING EXISTING AND ESTABLISHING NEW CONTENT DISTRIBUTION RELATIONSHIPS WITH HIGH-TRAFFIC WEB SITES IS CRUCIAL TO OUR FUTURE SUCCESS.

Because our advertising revenues depend to a great extent on the traffic to our Web sites, our business could be adversely affected if we do not maintain our current, and establish additional, content distribution relationships on commercially reasonable terms or if a significant number of our content distribution relationships do not result in increased use of our Web sites. We rely on establishing and maintaining content distribution relationships with high-traffic Web sites for a significant portion of the traffic on our Web sites. There is intense competition for placements on high-traffic Web sites, and we may not be able to maintain our present contractual relationships or enter into any additional relationships on commercially reasonable terms, if at all. Even if we maintain our existing relationships or enter into new content distribution relationships with other Web sites, they themselves may not continue to attract significant numbers of users. Therefore, our Web sites may not continue to receive significant traffic or receive additional new users from these relationships.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE FINANCIAL SERVICES INDUSTRY AND/OR THE BUSINESS ECONOMY IN GENERAL

We are dependent upon the continued demand for the distribution of business and financial information over the Internet, making our business susceptible to a downturn in the financial services industry or the business economy in general. For example, a decrease in the expenditures that corporations and individuals are willing to make to purchase these types of information could result in a decrease in the number of customers purchasing our information services and subscribers utilizing our Web sites. This downturn could have a material adverse effect on our business, results of operations and financial condition.

SOME OF OUR CLIENTS MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL NEEDED TO RETAIN OUR SERVICE OR PAY US FOR SERVICES PERFORMED.

Some of our current and potential clients need to raise additional funds in order to continue their business and operations as planned. We cannot be certain that these companies will be able to obtain additional financing on favorable terms or at all. As a result of their inability to raise additional financing, some clients may be unable to pay us for services we have already provided them or they may terminate our services earlier than planned, either of which could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON DOUBLECLICK FOR ADVERTISING REVENUES.

We anticipate that our results of operations in any given period will continue to depend to some extent upon advertising revenues generated through our relationship with DoubleClick, Inc., which has provided us with a full range of advertising services for the last three years. DoubleClick's failure to enter into a sufficient number of advertising contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. Historically, a limited number of customers, all represented by DoubleClick, have accounted for a significant percentage of our paid advertising revenues. For the quarter ended December 31, 2001, our DoubleClick-related paid advertising revenue was 2% of our total revenues.

Our existing agreement with DoubleClick can be canceled by either party on 90 days notice. In addition, this agreement does not prohibit DoubleClick from selling the same type of service that we currently receive from them to Web sites that compete with our Web sites. If DoubleClick is unable or unwilling to provide these advertising services to us in the future, we would be required to obtain them from another provider or perform them ourselves. We would likely lose significant advertising revenues while we are in the process of replacing DoubleClick's services.

OUR CONTRACTS WITH NASDAQ ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR NET
REVENUES

For the year ended December 31, 2001, our contracts with Nasdaq accounted for 38% of our net revenues. We expect that Nasdaq will continue to be a significant client, but that sales to Nasdaq as a percentage of total revenues will decline in future fiscal periods. Although we enjoy a satisfactory relationship with Nasdaq, the loss of this client would have a material adverse affect on our business, results of operation and financial condition.

WE FACE INTENSE COMPETITION FOR ADVERTISING REVENUES AND THE VIABILITY OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN.

We compete with both traditional advertising media, such as print, radio and television, and other Web sites for a share of advertisers' total advertising budgets. Paid advertising revenues represented 2% and 11% of our total revenues for the quarters ended December 31, 2001 and December 31, 2000, respectively. If advertisers do not perceive the Internet to be an effective advertising medium, companies like ours will be unable to compete successfully with traditional media for advertising revenues. In addition, if we are unable to generate sufficient traffic on our Web sites, we could potentially lose advertising revenues to other Web sites that generate higher user traffic. If advertising on the Web shrinks due to a general business downturn, this could also cause us to lose advertising revenue. Because advertising sales make up a significant component of our revenues, any of these developments could have a significant adverse impact on our business, results of operations or financial condition.

WE MAY NOT BE ABLE TO CREATE AND DEVELOP AN EFFECTIVE DIRECT SALES FORCE.

Because a significant component of our growth strategy relates to increasing our revenues from sales of our corporate services, our business would be adversely affected if we were unable to develop and maintain an effective sales force to market our services to this customer group. Until mid-1999, we had not employed any sales executives to sell our corporate services. Our sales force now consists of 11 people. Seven of our sales people have been hired from outside the company, four of these within the last twelve months. Our efforts to build an effective sales force may not be successful.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH.

We have experienced, and with respect to certain segments of our business are currently experiencing, a period of significant growth. If we are unable to manage our growth effectively, our business will be adversely affected. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our technical, financial and managerial resources. As part of this growth, we may have to implement new operational and financial systems and procedures and controls to expand, train and manage our employees, especially in the areas of sales and product development.

WE FACE RISKS IN CONNECTION WITH OUR RECENT ACQUISITION AND OTHER ACQUISITIONS AND BUSINESS COMBINATIONS THAT WE MAY CONSUMMATE.

We plan to continue to expand our operations and market presence by making acquisitions, such as the recent acquisition of Financial Insight Systems, Inc. and entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

         - difficulty assimilating the operations, technology and personnel of the combined companies;

         -        disruption of our ongoing business;

         -        problems retaining key technical and managerial personnel;

         - expenses associated with amortization or impairment of goodwill and other purchased intangible assets;

         - additional operating losses and expenses of acquired businesses; and

         - impairment of relationships with existing employees, customers and business partners.

We may not succeed in addressing these risks. In addition, some of the businesses we have acquired, and in the future may acquire, may continue to incur operating losses.

WE DEPEND ON KEY PERSONNEL.

Our future success will depend to a significant extent on the continued services of our senior management and other key personnel, particularly Susan Strausberg, Chief Executive Officer, Marc Strausberg, Chairman, Albert E. Girod, Executive Vice President and Chief Technology Officer, Tom Vos, President and Chief Operating Officer, Greg Adams, Chief Financial Officer, Paul Sappington, Chief Software Officer and Vice President, and Jay Sears, Senior Vice President, Strategy and Business Development, each of whom are parties to written employment agreements. The loss of the services of these, or certain other key employees, would likely have a material adverse effect on our business. We do not maintain "key person" life insurance for any of our personnel. Our future success will also depend on our continuing to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. In addition, the employment agreements with our key employees contain restrictive covenants that restrict their ability to compete against us or solicit our customers. These restrictive covenants, or some portion of these restrictive covenants, may be deemed to be against public policy and may not be fully enforceable. If these provisions are not enforceable, these employees may be in a position to leave us and work for our competitors or start their own competing businesses.

WE MAY NOT ADEQUATELY PERFORM CERTAIN ASPECTS OF OUR BUSINESS WHICH WERE PREVIOUSLY PROVIDED BY THIRD PARTIES.

Until February 2001, we depended on third parties to develop and maintain the software and hardware we use to operate a number of our Web sites. Prior to this date, iXL Enterprises, Inc., an Internet strategy consulting company, developed, maintained and upgraded our proprietary software, including those features which enable users to locate and retrieve data, as well as one of our databases of EDGAR filings, Web-based customer interfaces and customer support and billing systems. Beginning in December 2000, we started to assume full responsibility from iXL for the development and maintenance of our own software and hardware configurations. As of the end of February 2001, we became solely responsible for these functions. If we are unable to perform these services as well as iXL did previously, this could materially adversely affect our business, results of operations and financial condition.

WE DEPEND ON THIRD PARTIES FOR IMPORTANT ASPECTS OF OUR BUSINESS OPERATIONS.

We have a hosting contract with Globix Corporation, a provider of Internet services, pursuant to which Globix operates and maintains a significant portion of the Web servers owned by us in their New York City data center. Our hosting contract with Globix expires in July 2003. In December 2001 Globix announced it would be filing for bankruptcy protection as part of its efforts to restructure its debt. So far, Globix provision of services under our contract has not been affected, but this could change unexpectedly in the future. If Globix were unable or unwilling to provide these services, we would have to find a suitable replacement. Our operations could be disrupted while we were in the process of finding a replacement for Globix and the failure to find a suitable replacement or to reach an agreement with an alternate provider on terms acceptable to us could materially adversely affect our business, results of operations and financial condition.

WE FACE A RISK OF SYSTEM FAILURE.

Our ability to provide EDGAR content on a real-time basis and technology-based solutions to our corporate clients depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a third-party system provided by DoubleClick. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites could result in reduced traffic, reduced revenue and harm to our reputation, brand and relations with advertisers.

Our operations depend on Globix's ability to protect its and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. Although Globix provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours-per-day, seven days-per-week, Globix does not guarantee that our Internet access will be uninterrupted, error-free or secure. Any disruption in the Internet access to our Web sites provided by Globix could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in the delivery of our services. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

THERE ARE RISKS OF INCREASED USERS STRAINING OUR SYSTEMS AND OTHER SYSTEM MALFUNCTIONS.

In the past, our Web sites and the technology-based solutions we sell to our corporate customers have experienced significant increases in traffic when there have been important business or financial news stories and during the seasonal periods of peak SEC filing activity. In addition, the number of users of our information and technology-based solutions has continued to increase over time and we are seeking to further increase the size of our user base and the frequency with which they use our services. Therefore, our Web sites and business solutions must accommodate an increasingly high volume of traffic and deliver frequently updated information. Our Web sites and business solutions have in the past, and may in the future, experience slower response times or other problems for a variety of reasons, including hardware and communications line capacity constraints and software failures. These strains on our system could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers. We also depend on the Level I EDGAR feed we purchase in order to provide SEC filings on a real-time basis. Our Web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information.

These types of occurrences could cause users to perceive our Web sites and technology solutions as not functioning properly and cause them to use other methods, including the SEC's Web site or services of our competitors, to obtain EDGAR-based information and technology solutions.

WE LICENSE THE TERM EDGAR FROM THE SEC AND DEPEND ON OTHER INTELLECTUAL
PROPERTY.

Trademarks and other proprietary rights, principally our proprietary database technology, are important to our success and our competitive position. The SEC is the owner of a United States trademark registration covering the use of the term EDGAR. We have obtained a non-exclusive, royalty-free license from the SEC to use the term EDGAR in our trademarks, service marks and corporate name. This license is due to expire in September 2008. Since we have built significant brand recognition through the use of the term EDGAR in our service offerings, company name and Web sites, our business, results of operations and financial condition could be adversely affected if we were to lose the right to use the term EDGAR in the conduct of our business.

We seek to protect our trademarks and other proprietary rights by entering into confidentiality agreements with our employees, consultants and content distribution partners, and attempting to control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties may attempt to disclose, obtain or use our proprietary information. The precautions we take may not prevent this type of misappropriation. In addition, our proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Finally, third parties could claim that our database technology infringes their proprietary rights. Although we have not been subjected to litigation relating to these types of claims, such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if we prevail, such litigation could be time-consuming and expensive, and could result in the diversion of our time and attention, any of which could materially adversely affect our business, results of operations and financial condition. Any claims or litigation could also result in limitations on our ability to use our trademarks and other intellectual property unless we enter into license or royalty agreements, which agreements may not be available on commercially reasonable terms, if at all.

WE ARE DEPENDENT ON THE INTERNET INFRASTRUCTURE.

Our future success will depend, in significant part, upon the maintenance of the various components of the Internet infrastructure, such as a reliable backbone network with the necessary speed, data capacity and security, and the timely development of enabling products, such as high-speed modems, which provide reliable and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased user bandwidth requirements, we cannot be sure that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and such outages or delays could adversely affect our Web sites and the Web sites of our co-branded partners, as well as the Internet service providers and online service providers our customers use to access our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot predict whether the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained.

WE ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Any new laws or regulations relating to the Internet could adversely affect our business. In addition, current laws and regulations may be applied and new laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services offered over the Internet. For example, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet, which could increase our expenses and discourage people from using the Internet to obtain business and financial information. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet.

WE FACE WEB SECURITY CONCERNS THAT COULD HINDER INTERNET COMMERCE.

Any well-publicized compromise of Internet security could deter more people from using the Internet or from using it to conduct transactions that involve transmitting confidential information, such as stock trades or purchases of goods or services. Because a portion of our revenue is based on individuals using credit cards to purchase subscriptions over the Internet and a portion from advertisers who seek to encourage people to use the Internet to purchase goods or services, our business could be adversely affected by this type of development. We may also incur significant costs to protect against the threat of security breaches or to alleviate problems, including potential private and governmental legal actions, caused by such breaches.

WE COULD FACE LIABILITY AND OTHER COSTS RELATING TO OUR STORAGE AND USE OF PERSONAL INFORMATION ABOUT OUR USERS.

Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user's consent. This policy statement is available to users of our subscription services when they initially register. We also alert and seek the consent of registered subscribers and users to use some of the information that they provide to market them additional services provided by EDGAR Online or third party providers. Despite this policy and consent, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if these regulators chose to investigate our privacy practices.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON OUR WEB SITES.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement, violation of the securities laws or other claims relating to the information that we publish on our Web sites, which may materially adversely affect our business. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites. Our general liability insurance may not cover these claims and may not be adequate to protect us against all liabilities that may be imposed.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive, however, proceeds from the exercise of warrants of approximately $1,250,000 if all the warrants relating to the shares offered hereby are exercised. There can be no assurance that such warrants will be exercised. In the event that any or all of the warrants are exercised, the proceeds will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock owned by each of the selling stockholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The table also sets forth the number of shares of common stock certain selling stockholders will receive upon exercise of warrants. Except as indicated below, none of the selling stockholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered hereby will be sold.


                                                                                                 Shares
                                                            Shares which                         Owned        Percentage of
                                                           may be acquired                       After        Shares Owned
                                             Shares        upon exercise        Shares          Offering      After Offering
Name                                          Owned         of warrants         Offered            (1)            (1)
------------------------------------------------------------------------------------------------------------------------------
Caxton Equity Growth LLC                     26,200           5,240 (2)         31,440 (2)           0                0
Caxton Equity Growth (BVI) Ltd.              152,300          30,460 (3)       182,760 (3)           0                0
Caxton International Limited                 321,500          64,300 (4)       385,800 (4)           0                0
Discovery Capital Partners                   250,000          50,000 (5)       300,000 (5)           0                0
Special Situations Private Equity            500,000         100,000 (6)       600,000 (6)           0                0
  Fund, L.P.
Special Situations Fund III, L.P.            750,000         150,000 (7)       900,000 (7)           0                0
Philip Kassai                                   0             15,000 (8)        15,000 (8)           0                0
Daniel Myers                                    0             14,000 (8)        14,000 (8)           0                0
Steven Kassai                                   0              2,000 (8)         2,000 (8)           0                0
Elizabeth Kassai                                0              1,000 (8)         1,000 (8)           0                0
Albert E. Girod (9)                         1,907,650             -             1,907,650            0                0
Peter S. Szwec     (10)                      73,500               -               73,500             0                0
Richard Jones (11)                           24,500               -               24,500             0                0
Paul Sappington (12)                         29,500               -               24,500             0                0
Periscope Partners                           80,000             8,000 (8)         88,000             0                0
Tom Vos (13)                                 140,000              -              100,000          40,000              *
Greg Adams (14)                              65,715               -               65,715             0                0
Brian Fitzpatrick (15)                       14,286               -               14,286             0                0
David Trenck (16)                            14,286               -               14,286             0                0
Bruce Bezpa (17)                              5,715               -               5,715              0                0
Celine Duffy (18)                            11,429               -               11,429             0                0
Mark Maged (19)                              22,643               -               17,143           5,500              *
TheBean LLC (20)                            2,550,426             -              120,000         2,430,426          14.4%

----------

         * Less than 1%

         (1)      Assumes sale of all shares owned by the selling stockholders.

         (2) Includes 5,240 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (3) Includes 30,460 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (4) Includes 64,300 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (5) Includes 50,000 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (6) Includes 100,000 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (7) Includes 150,000 shares issuable upon the exercise (at a price per share of $2.875) of a warrant issued in connection with a private placement transaction.

         (8) Represents shares issuable upon the exercise (at a price per share of $2.50) of a warrant initially issued to a selling agent in connection with a private placement transaction.

         (9) Mr. Girod serves as the Company's Executive Vice President and Chief Technology Officer and President and Chief Executive Officer of the Company's wholly-owned subsidiary Financial Insight Systems, Inc. ("FIS"). Mr. Girod is also a director of the Company and FIS.

         (10)     Mr. Szwec serves as Vice President of FIS.

         (11)     Mr. Jones serves as Vice President - Operations of FIS.

         (12) Mr. Sappington serves as the Company's Vice President and Chief Software Officer.

         (13) Mr. Vos serves as the Company's President and Chief Operating Officer and as Vice President of FIS. Mr. Vos is also a director of the Company and FIS.

         (14) Mr. Adams serves as the Company's Chief Financial Officer and as Chief Financial Officer, Treasurer and Secretary of FIS.

         (15) Mr. Fitzpatrick serves as the Company's Vice President of Global Sales.

         (16) Mr. Trenck serves as the Company's Vice President - Norwalk Operations.

         (17) Mr. Bezpa is a director of the Company and serves as a member of the Company's Audit Committee and Compensation Committee.

         (18) Ms. Duffy serves as the Company's Vice President of Internet Marketing.

         (19) Mr. Maged is a director of the Company and serves as a member of the Company's Audit Committee and Compensation Committee.

         (20) The Bean LLC is beneficially owned by Susan Strausberg and Marc Strausberg. Ms. Strausberg serves as the Company's Chief Executive Officer and is a director of the Company. Mr. Strausberg serves as the Company's Chairman and is a director of the Company and FIS.

                              PLAN OF DISTRIBUTION

         We are registering 4,898,724 shares of our common stock with this prospectus on behalf of the selling stockholders named in this prospectus. These shares include an aggregate of 440,000 shares of common stock certain selling stockholders will receive upon exercise of warrants. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have agreed to bear certain expenses in connection with the registration of the shares of our common stock offered and being sold by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be affected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling stockholders may affect sales of shares:

         - In ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders, or transactions in which the broker may acquire the share as principal and resell the shares into the public market in any manner permitted by the selling stockholders under this prospectus;

         - In connection with the pledge of shares registered hereunder to a broker/dealer or other pledgee to secure debts or other obligations, and the sale of the shares so pledged upon a default;

         - Through the writing or settlement of non-traded and exchange-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions including forward sale transactions. In addition, the selling stockholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market.

         Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders named in this prospectus against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered hereby has been passed upon for us by Littman Krooks & Roth P.C., 655 Third Avenue, New York, New York 10017. Certain members of the firm own 7,500 shares of the Company's Common Stock.

                                     EXPERTS

         Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by KPMG LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

         - At the Public Reference Room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

         - From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         Some locations may charge prescribed or modest fees for copies.

         We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to our company and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

                                TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----

Special Information Regarding Forward Looking
  Information...........................................
Incorporation of Certain Documents By Reference.........
Prospectus Summary......................................
Risk Factors............................................
Use of Proceeds.........................................
Selling Stockholders....................................
Plan of Distribution....................................
Legal Matters...........................................
Experts.................................................
Available Information...................................

                                4,898,724 SHARES

                                  COMMON STOCK

                                EDGAR ONLINE, INC.



                                   PROSPECTUS



                                  February    , 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with this offering are as follows:

                                                                AMOUNT
                                                                -------

SEC Registration Fee........................................    $1,401.62
                                                                -------
Legal Fees and Expenses.....................................
                                                                -------
Accounting Fees and Expenses................................
                                                                -------
Miscellaneous...............................................
                                                                -------
Total.......................................................    $
                                                                -------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 125(a) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         The Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

         The Registrant's Amended and Restated By-laws provide that:

         - The Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions;

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
         - The Registrant may indemnify its other employees and agents to the same extent that it indemnify its officers and directors, unless otherwise required by law, its certificate of incorporation, our bylaws or agreements; and

         - The Registrant must advance expenses as incurred, to its directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

         The Registrant has obtained liability insurance for its officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

         The above discussion of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such restated certificate of incorporation, amended and restated by-laws and statute.

ITEM 16. EXHIBITS

         (a)  Exhibits

              Exhibit Number              Description
              --------------              -----------

                  5                 Opinion of Littman Krooks & Roth P.C.
                                    as to the legality of the securities being registered.*

                  23.1              Consent of KPMG LLP.*

                  23.2 Consent of Littman Krooks & Roth P.C., included in opinion filed as Exhibit 5.

                  24 Power of Attorney, included in the signature page of this Registration Statement.

                                    * To be filed by amendment.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate

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
                           offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on January 31, 2002.

                                     EDGAR ONLINE, INC.


                                   By /s/ SUSAN STRAUSBERG
                                      ------------------------------------------
                                      Susan Strausberg
                                      Chief Executive Officer
                                      and Director

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Vos, his or her attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the th day of January, 2002.

Signature                                                       Date

/s/ SUSAN STRAUSBERG                                       January 31, 2002
--------------------------------
Susan Strausberg
Chief Executive Officer,
  and Director

/s/ GREG D. ADAMS                                          January 31, 2002
--------------------------------
Greg D. Adams
Chief Financial Officer

/s/ MARC STRAUSBERG                                        January 31, 2002
--------------------------------
Marc Strausberg
Chairman of the Board

/s/ TOM VOS                                                January 31, 2002
--------------------------------
Tom Vos
President, Director

/s/ ALBERT GIROD                                           January 31, 2002
--------------------------------

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
Albert Girod
Director

/s/ STEFAN CHOPIN                                          January 31, 2002
--------------------------------
Stefan Chopin
Director

/s/ MARK MAGED                                             January 31, 2002
--------------------------------
Mark Maged
Director

/s/ BRUCE BEZPA                                            January 31, 2002
-------------------------------
Bruce Bezpa
Director

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